                                                                     EXHIBIT 8.2

                              DEWEY BALLANTINE LLP

                         1775 PENNSYLVANIA AVENUE, N.W.
                           WASHINGTON, D.C. 20006-4605
                        TEL 202 862-1000 FAX 202 862-1093

                                 March 26, 2003

To the Addressees Listed
 on Schedule I Hereto:

                  Re:      Triad Automobile Receivables Trust 2003-A

Ladies and Gentlemen:

                  We have acted as tax counsel to Triad Financial Corporation, a California corporation ("Triad"), Triad Financial Special Purpose LLC, a Delaware limited liability company ("Triad LLC"), and Triad Automobile Receivables Trust 2003-A (the "Issuer"), as to certain matters in connection with the issuance of the Asset Backed Notes, Class A-1, Class A-2-A, Class A-2-B, Class A-3, Class A-4 and Class B (collectively, the "Notes") which will be issued pursuant to an Indenture (the "Indenture") dated as of March 1, 2003 between Triad Automobile Receivables Trust 2003-A (the "Issuer") and JPMorgan Chase Bank (the "Indenture Trustee") and the certificate (the "Certificate") which will be issued pursuant to a Trust Agreement dated as of February 5, 2003, as amended and restated as of March 26, 2003 (the "Trust Agreement") among Triad, Triad LLC and Wilmington Trust Company (the "Owner Trustee"). Capitalized terms not otherwise defined herein have their respective meanings as set forth in the Indenture.

                  The term "Prospectus" means, together, the Base Prospectus and the Prospectus Supplement. The term "Base Prospectus" means the prospectus included in the Registration Statement. The term "Registration Statement" means
(i) the Registration Statement on Form S-3 (No. 333-90130), including the exhibits thereto, (ii) all documents incorporated by reference therein pursuant to Item 12 of Form S-3 and (iii) any post-effective amendment filed and declared effective prior to the date of issuance of the Notes. The term "Prospectus Supplement" means the prospectus supplement dated March 18, 2003 specifically relating to the Notes, as filed with the Commission pursuant to Rule 424 of the Rules and Regulations.

                  As tax counsel, we have reviewed such documents as we have deemed appropriate for the purposes of rendering the opinions set forth below, including the Prospectus, the Indenture, the Trust Agreement and other documents and matters of fact and law as we have deemed necessary for purposes of rendering the opinions set forth below. In addition, in conducting our analysis, we have relied on certain representations made to us by Triad and their underwriter.

NEW YORK WASHINGTON LOS ANGELES MENLO PARK HOUSTON LONDON HONG KONG BUDAPEST PRAGUE WARSAW

To the Addressees Listed
 on Schedule I Hereto
March 26, 2003
Page 2

                  We have examined the question of whether the Notes issued under the Indenture will constitute indebtedness for federal and California state income tax purposes. Our analysis is based on the provisions of the Internal Revenue Code of 1986, as amended, the Treasury regulations promulgated thereunder, and the California Revenue and Taxation Code, as in effect on the date hereof and on existing judicial and administrative interpretations thereof. These authorities are subject to change and to differing interpretations, which could apply retroactively. The opinion of tax counsel is not binding on the courts or the Internal Revenue Service (the "IRS").

                  In general, whether a transaction constitutes the issuance of indebtedness for federal income tax purposes is a question of fact, the resolution of which is based primarily upon the economic substance of the instruments and the transaction pursuant to which they are issued rather than the form of the transaction or the manner in which the instruments are labeled. The IRS and the courts have set forth various factors to be taken into account in determining whether or not a transaction constitutes the issuance of indebtedness for federal income tax purposes, which we have reviewed as they apply to this transaction.

                  Based on the foregoing, and such legal and factual investigations as we have deemed appropriate, we are of the opinion that for federal income and California state tax purposes:

                  (1) The Notes will be characterized as indebtedness because: (i) the characteristics of the transaction strongly indicate that, in economic substance, the transaction is the issuance of indebtedness; (ii) the form of the transaction is an issuance of indebtedness; and (iii) the parties have stated unambiguously their intention to treat the transaction as the issuance of indebtedness for tax purposes.

                  (2) Assuming compliance with the terms of the Trust Agreement and the related documents, the Issuer will not be characterized as an association, or a publicly traded partnership, taxable as a corporation.

                  (3) The statements in the Prospectus and Prospectus Supplement under the headings "Summary--Federal Income Tax Consequences," each as they relate to federal income tax matters, and in the Prospectus and Prospectus Supplement under the headings "Material Federal Income Tax Consequences," each to the extent that they constitute matters of law or legal conclusions with respect thereto, have been prepared by us and are correct in all material respects.

                  (4) The purchasers of the Notes, who are not residents of or otherwise subject to tax in California, will not, solely by reason of their acquisition of an interest in any class of Notes, be subject to California state taxes with respect to interest on any class of Notes.

To the Addressees Listed
 on Schedule I Hereto
March 26, 2003
Page 3

                  We express no opinion on any matter not discussed in this letter. This opinion is rendered as of the Closing Date, for the sole benefit of the addressees hereof and it may not be relied on by any other party or quoted without our express consent in writing.

                                                      Very truly yours,

                                                      /s/ Dewey Ballantine LLP

                                   SCHEDULE I

Triad Financial Corporation                    Wilmington Trust Company
7711 Center Avenue, Suite 100                  Rodney Square North
Huntington Beach, California 92647             1100 North Market Street
                                               Wilmington, Delaware  19801
Triad Automobile Receivables
  Trust 2003-A                                 Ambac Assurance Corporation
c/o Wilmington Trust Company                   One State Street Plaza
Rodney Square North                            New York, New York  10004
1100 North Market Street
Wilmington, Delaware 19801                     Standard & Poor's, A Division of
                                                 The McGraw-Hill Companies, Inc.
Triad Financial Special Purpose LLC            55 Water Street
7711 Center Avenue, Suite 390                  New York, New York  10041
Huntington Beach, California 92647
                                               Moody's Investors Service
Ford Motor Credit Company                      99 Church Street
One American Road                              New York, New York 10007
Dearborn, Michigan 48121-1732
                                               Fitch Ratings
Deutsche Bank Securities Inc.,                 One State Street Plaza
31 West 52nd Street, 3rd Floor                 New York, New York  10004
New York, New York 10019

JPMorgan Chase Bank
Institutional Trust Services
4 New York Plaza, 6th Floor
New York, New York  10004